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                                                                                                         ---------------------------
 FORM 3                                                                                                         OMB Approval
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ---------------------------
                                                    WASHINGTON D.C. 20549                                OMB Number:       3235-0104
                                                                                                         Expires: September 30, 1998
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                Estimated average burden
                                                                                                         hours per response......0.5
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,      ---------------------------
                              Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)          Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*|  2. Date of Event Requiring    | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Statement                  |
                                        |     (Month/Day/Year)           |    Aldila, Inc.
                                        |                                |----------------------------------------------------------
 Miller III   Lloyd          I          |  December 27, 2000             | 5. Relationship of Reporting Person to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. IRS or Social               |
                                        |    Security Number             |             Director                  X    10% Owner
                                        |    of Reporting                |     -------                        -------
4550 Gordon Drive                       |    Person (Voluntary)          |
----------------------------------------|                                |             Officer (give                  Other (specify
               (Street)                 |                                |     -------          title below)  -------        below)
                                        |                                |
                                        |                                |     --------------------------------------------------
Naples           FL             34102   |                                |
--------------------------------------- |                                |---------------------------------------------------------
(City)          (State)          (Zip)  |                                | 6. If Amendment, Date of
                                        |                                |    Original (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7. Individual or Joint/Group
                                        |                                |    Filing (Check Applicable Line)
                                        |                                |  X Form Filed by One Reporting Person
                                        |                                | ---
                                        |         ###-##-####            |     Form Filed by More than One Reporting Person
                                        |                                | ---
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                                      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                                   | 2. Amount of Securities       | 3. Ownership       |4. Nature of Indirect
   (Instr. 4)                                          |    Beneficially Owned         |    Form Direct     |   Beneficial Ownership
                                                       |    (Instr. 4)                 |    (D) or Indirect |   (Instr. 5)
                                                       |                               |    (I) (Instr. 5)  |
-------------------------------------------------------|----------------------------------------------------------------------------
Common Stock                                           |       660,103(1)              |          I         | By Lloyd I. Miller,
                                                       |                               |                    | Trust A-4
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |       540,775(1)              |          I         | By Milfam II, L.P.
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |       324,985(1)              |          I         | By Lloyd I. Miller,
                                                       |                               |                    | Trust C
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    | By Lloyd I. Miller,
Common Stock                                           |        3,500(1)               |          I         | III Trustee, GST f/b/o
                                                       |                               |                    | Catherine C. Miller
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    | By Lloyd I. Miller,
                                                       |                               |                    | III custodian under
Common Stock                                           |        3,200(1)               |          I         | Florida UGMA for
                                                       |                               |                    | Alexandra B. Miller
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |        3,500(1)               |          I         | By Lloyd I. Miller,
                                                       |                               |                    | III Trustee, GST f/b/o
                                                       |                               |                    | Kimberly I. Miller
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |        2,000(1)               |          I         | Lloyd I. Miller, LLC
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |        5,000(1)               |          I         | By Wife
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    | By Lloyd I. Miller
Common Stock                                           |        3,200(1)               |          I         | III, custodian under
                                                       |                               |                    | Florida UGMA for Lloyd
                                                       |                               |                    | I. Miller, IV
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    | By Lloyd I. Miller
Common Stock                                           |        3,600(1)               |          I         | III, Trustee GST f/b/o
                                                       |                               |                    | Lloyd I. Miller III
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |        5,000(1)               |          I         | By UGMA for Tyler
                                                       |                               |                    | Dulmage
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Reminder:  Report on a separate line for each class of securities beneficially owned or directly or indirectly                (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                    SEC 1473 (3-99)
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FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)

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1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities | 4.  Conver- | 5. Owner-   | 6.  Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security |     sion or |    ship     |     Indirect
                                 |     Expiration  |     (Instr. 4)                     |     Exercise|    Form of  |     Beneficial
                                 |     Date        |                                    |     Price of|    Deriv-   |     Ownership
                                 |     (Month/Day/ |                                    |     Deri-   |    ative    |     (Instr. 5)
                                 |     Year)       |                                    |     vative  |    Security |
                                 |-------------------------------------------------------     Security|    Direct   |
                                 |Date    |Expira- |           Title           |Amount  |             |    (D) or   |
                                 |Exer-   |tion    |                           |or      |             |    Indirect |
                                 |cisable |Date    |                           |Number  |             |    (I)      |
                                 |        |        |                           |of      |             | (Instr. 5)  |
                                 |        |        |                           |Shares  |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.


                               /s/ Lloyd I. Miller, III               1/10/01
                              -------------------------------     --------------
                              **Signature of Reporting Person           Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                  SEC 1473(7-96)
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1. Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol:    | 3. Date of Event Requiring Statement
                                        |                                                 |   (Month/Day/Year)
Miller, III      Lloyd        I.        |                                                 |
                                        | Aldila, Inc.                                    |    December 27, 2000
                                        |                                                 |
------------------------------------------------------------------------------------------|-----------------------------------------
(Continued)                             | TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    | 2. Amount of Securities  | 3. Ownership Form:   | 4. Nature of Indirect Beneficial
   (Inst. 4)                            |    Beneficially Owned    |    Direct (D) or     |    Ownership (Instr. 5)
                                        |                          |    Indirect (I)      |
                                        |                          |    (Instr. 5)        |
                                        |(Instr. 4)                |                      |
--------------------------------------- |--------------------------|----------------------|-----------------------------------------
COMMON STOCK                            |         5,000(1)         |          I           |  By UGMA for Wylie Dulmage
----------------------------------------|--------------------------|----------------------|-----------------------------------------
COMMON STOCK                            |         3,000(1)         |          I           |  By Lloyd I. Miller, III co-trustee with
                                        |                          |                      |  Kimberly I. Miller
----------------------------------------|--------------------------|----------------------|-----------------------------------------
COMMON STOCK                            |        35,400            |          D           |
----------------------------------------|--------------------------|----------------------|-----------------------------------------
                                        |                          |                      |
----------------------------------------|--------------------------|----------------------|-----------------------------------------
                                        |                          |                      |
----------------------------------------|--------------------------|----------------------|-----------------------------------------
                                        |                          |                      |
----------------------------------------|--------------------------|----------------------|-----------------------------------------
                                        |                          |                      |
----------------------------------------|--------------------------|----------------------|-----------------------------------------
                                        |                          |                      |
----------------------------------------|--------------------------|----------------------|-----------------------------------------
                                        |                          |                      |
----------------------------------------|--------------------------|----------------------|-----------------------------------------



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

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